Exhibit 10.2

CERTAIN INFORMATION IDENTIFIED IN THIS DOCUMENT, MARKED BY BRACKETS AND ASTERISKS (“[***]”),

HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K UNDER THE SECURITIES ACT OF 1933,

AS AMENDED, BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is made effective June 12, 2020 between Xenetic Biosciences, Inc. a Nevada corporation having its place of business at 40 Speen Street, Suite 102, Framingham, Massachusetts 01701 (“Sponsor”) and PJSC Pharmsynthez, a Russian public joint stock company having an address of №134, Liter 1, Poselok Kuzmolovsky, St. Kapitolovo, Vsevolozhsky Raion, Leningradskaya Oblast, 188663, Russia (“Pharms”). When signed by both Parties, this Agreement will set forth the terms and conditions under which Pharms agrees to provide certain services to Sponsor as set forth herein. This Agreement shall be effective as of the date of last signature (“Effective Date”). Individually, each of Sponsor and Pharms is a “Party” and collectively, “Parties.”

Recitals:

A.       Sponsor is in the business of developing, manufacturing and/or distributing pharmaceutical products, medical devices and/or biotechnology products. Pharms is in the business of developing, manufacturing and/or distributing pharmaceutical products, medical devices and/or biotechnology products, and in providing clinical trial services, research, and other services for the pharmaceutical, medical device and biotechnology industries.

B.       Sponsor and Pharms entered into a Sponsored Research Agreement (“SRA”) on August 12, 2019 that the Parties intend to terminate coincident with the entry of Sponsor and Pharms into this Agreement. The SRA is attached as Exhibit C to this Agreement.

C.       The Parties agree that prior to termination of the SRA, Sponsor had paid $350,000 United States Dollars (“USD”) to Pharms. The Parties also agree that the funds paid by Sponsor will be credited against amounts due under this Agreement and shall be used by Pharms for payment of any costs and expenses incurred by Pharms or a third party engaged by Pharms pursuant to the terms of this Agreement.

D.       Sponsor and Pharms further agree and understand that the terms, obligations and rights of this Agreement shall supercede any terms, obligations and rights either Party previously bore under the SRA, which has now been terminated by the Parties.

Sponsor and Pharms desire to enter into this Agreement to provide the terms and conditions upon which Sponsor may engage Pharms from time-to-time to provide services for individual studies or projects by executing individual Work Orders (as defined below) specifying the details of the services, which are generally set forth in the Program Summary attached as Exhibit A, and the related terms and conditions.

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Agreement:

1.0	Scope of the Agreement; Work Orders; Nature of Services; Change Orders.

1.1	Scope of Agreement. As a “master” form of contract, this Agreement allows the parties to contract for multiple projects through the issuance of multiple Work Orders (as discussed in Section 1.3 below), without having to re-negotiate the basic terms and conditions contained herein. This Agreement covers the provision of services by Pharms and Pharms’s corporate affiliates (see Section 1.5) and, accordingly, this Agreement represents a vehicle by which Sponsor can efficiently contract with Pharms and its corporate affiliates for a broad range of services.

1.2	Nature of Services. The services covered by this Agreement may include expert consultation, clinical trial services, data processing, data management, clerical, project management, and other research and development services requested by Sponsor from time-to-time and agreed to by Pharms as set forth in the relevant Work Order (collectively, the “Services”).

1.3	Work Orders. The specific details of each project under this Agreement (each “Project” or “Study”) shall be separately negotiated and specified in writing on terms and in a form acceptable to the parties (each such writing, a “Work Order”). A sample Work Order is attached hereto as Exhibit B. Each Work Order will include, as appropriate, the scope of work, timeline, and budget and payment schedule. Each Work Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the relevant Work Order expressly and specifically states an intent to supersede this Agreement on a specific matter. All Work Orders and other exhibits hereto shall be deemed to be incorporated herein by reference. The terms and conditions of this Agreement shall apply to all work performed on each Project, including work performed prior to the effective date of the Project at the request of Sponsor.

1.4	Change Orders. Any change in the details of a Work Order or the assumptions upon which the Work Order is based (including, but not limited to, changes in an agreed starting date for a Project or suspension of the Project by Sponsor) may require changes in the budget and/or timelines, and shall require a written authorization of Sponsor. The changes and associated costs will be captured in a written amendment to the Work Order (a “Change Order”). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, timeline or other matter. The Change Order will become effective upon the execution of the Change Order by both parties, and Pharms will be given a reasonable period of time within which to implement the changes. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. Without limiting the foregoing, Sponsor agrees that it will not unreasonably withhold approval of a Change Order, even if it involves a fixed price contract, if the proposed changes in budgets or timelines result from, among other appropriate reasons, forces outside the reasonable control of Pharms or changes in the assumptions upon which the initial budget or timelines were based, including, but not limited to, the assumptions set forth in the budget or timelines.

1.5	Affiliates and CRO Partners. Sponsor agrees that Pharms may use the services of its CRO partners and affiliates (“Subcontractors”) to fulfill Pharms’s obligations under this Agreement or any Work Order and Pharms shall remain responsible for all such Services performed by its Subcontractors. To the extent that Pharms uses the services of its CRO partners or affiliates to fulfill any obligation under this Agreement or any Work Order, Pharms shall provide a copy of any CRO partner or affiliate agreement to Sponsor prior to entry for review and comment and Pharms shall not enter into an agreement with a CRO partner or affiliate without first obtaining Sponsor’s written consent. Sponsor shall also be provided a copy of the final, signed agreement entered into under this Section 1.5 with a CRO partner or affiliate. The terms, conditions and rights in this Agreement shall be incorporated into the Work Order and such affiliate, notwithstanding the foregoing, shall be solely responsible for the performance of the Services under such Work Order. The term “affiliate” shall mean all entities controlling, controlled by or under common control with Pharms or Sponsor, as the case may be. The term “control” shall mean the ability to vote more than fifty percent (50%) of the voting securities of any entity or otherwise having the ability to direct the management and policies of an entity. Any Subcontractors utilized to perform Services will be named in the Work Order.

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2.0	Payment of Fees and Expenses; Taxes; Currency Management; Investigator Payments.

2.1	Project Budget. Sponsor will pay Pharms the reasonable fees, expenses and pass-through costs incurred in providing the Services in accordance with the budget and payment terms contained in each Work Order. Reasonable pass-through costs will be estimated in the budget and Sponsor shall pay the actual costs incurred.

2.2	Invoices. Pharms will invoice Sponsor in accordance with the budget and payment schedule for Pharms’s fees, and monthly for its expenses and pass-through costs incurred in performing the Services. All invoice payments shall be made to Pharms within thirty (30) days of receipt except for prepayment, advances and investigator invoices, which are due and payable upon receipt. All invoices shall be deemed received three (3) business days after the date postmarked if sent by mail, on the date sent if they are sent electronically or by facsimile, and three (3) days after the date they are sent if delivered by a reputable overnight delivery service. Expenses and pass-through costs will be supported by a detailed summary sheet. If any portion of an invoice is disputed, then Sponsor shall pay the undisputed amounts as set forth above and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable.

2.3	Taxes. Pharms shall be responsible for paying for all taxes due that are related to any work conducted by Pharms. To the extent that any taxes constitute a cost that is reimbursable by Sponsor under this Agreement, such tax shall be invoiced on the invoice for the month following payment of the tax.

2.4	Foreign Currency Exchange. Unless otherwise specified in the Work Order, the currency to be used for invoice and payment will be in US Dollars (the “Contracted Currency”). If a currency referenced within the budget ceases to become legal tender, the applicable replacement currency will be substituted for such currency for purposes of this provision at an established conversion rate.

2.4.1	Pass-Through Costs. If Pharms incurs pass-through costs in a currency other than the Contracted Currency, then Sponsor shall reimburse Pharms for Pharms’s actual costs in the Contracted Currency based on the Oanda foreign currency exchange rate (Oanda.com) for the applicable currencies on the last business day of the month immediately preceding the month in which such pass-through costs are submitted.

2.5	Investigator Payments. If Pharms will be paying Investigators and a site where the work performed under this Agreement is conducted on behalf of Sponsor, the parties will agree in the relevant Work Orders as to a schedule of the amounts to be paid to Investigators. Sponsor acknowledges and agrees that payments for Investigators’ services are pass-through payments to third parties and are separate from payments for Pharms’s Services. Sponsor agrees that it will not withhold Investigator payments except to the extent that it has reasonable questions about the services performed by a particular Investigator.

2.6	Milestones. In the event that milestones shall be provided under a Work Order under this Agreement, and such milestones shall involve one or more payments by Sponsor to Pharms, the Parties agree that a table shall be attached to the Work Order that sets forth the milestone event that triggers the payment and the amount of the payment to be made in USD or shares of Sponsor’s common stock. To the extent that the milestone payment is made in shares of the Sponsor, the shares shall be priced at a cost of one and 5/100 USD/Share ($1.05 USD/share). The Parties additionally agree that the decision whether to pay the milestone payment in cash or in shares shall be at the sole discretion of the Sponsor. Further, if the milestone payment is provided in shares of Sponsor stock, the shares shall be issued in the name of those individuals that Pharms identifies in writing to Sponsor prior to the issuance of the shares, subject in all respects to compliance with Section 2.7. In the event of any change in the number or kind of outstanding shares of the Company’s common stock by reason of a stock split, stock dividend, recapitalization or reorganization, the number of any shares subject to issuance under this Agreement as set forth under a Work Order shall be appropriately adjusted by the Sponsor in its sole discretion, and the decision of the Sponsor regarding any such adjustment shall be final, binding and conclusive.

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2.7	Securities Laws. Notwithstanding any provision of this Agreement to the contrary, the issuance of any shares under this Agreement will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the shares may then be listed. No shares will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no shares will be issued hereunder unless such shares may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). As a condition to any issuance hereunder, the Sponsor may require Pharms, or any persons designated by Pharms to receive any shares, to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation, including the Securities Act and the provisions of Regulation D and Regulation S promulgated thereunder, and to make any representation or warranty with respect to such compliance as may be requested by the Sponsor.

3.0	Term; Termination.

3.1	Term. This Agreement shall commence on the date it has been signed by all parties and shall continue for a period of five (5) years from the date of execution, or until terminated by either party in accordance with this Section 3.0; provided, however, that the Agreement shall continue to apply to the extent that any Work Order previously executed under this Agreement is still active and shall apply for the duration of the Services performed under such Work Order.

3.2	Termination without Cause. Sponsor may terminate this Agreement or any Work Order without cause at any time during the term of the Agreement on thirty (30) days’ prior written notice to Pharms.

3.3	Termination for Cause. Either party may terminate this Agreement or any Work Order for material breach, which shall include Sponsor’s non-payment to Pharms, upon thirty (30) days’ prior written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period following the receipt of written notification for a material breach unless the non-breaching party agrees in writing to extend the 30-day cure period.

3.4	Bankruptcy. Either party may terminate this Agreement or any Work Orders immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy.

3.5	Identification of Work Order. Any written termination notice shall identify the specific Work Order or Work Orders that are being terminated.

3.6	Payment. Sponsor shall pay Pharms for all Services performed in accordance with this Agreement and any relevant Work Order and reimburse Pharms for all costs and expenses incurred in performing those Services, including all non-cancelable costs incurred prior to termination but paid after the termination date, even if the parties’ original payment schedule spreads out payments for certain services or defers payments for certain services until the end of the Study. If payments are unit or milestone based, and the Agreement or a Work Order is terminated after costs have been incurred toward achieving portions of one or more incomplete units or milestones, Sponsor will pay for actual work performed toward those incomplete units or milestones up to the date of termination, in addition to paying for completed units or milestones. All costs and expenses that are included by Pharms shall be individually documented in an invoice for reimbursement and Pharms shall provide to Sponsor any and all documentary evidence for the cost and expense, including any and all receipts..

3.7	Closeout. Upon termination of a Work Order, the parties shall promptly meet to prepare a close-out schedule, and Pharms shall cease performing all work not necessary for the orderly close-out of the Services or required by laws or regulations. Sponsor shall pay for all actual costs, including reasonable time as mutually agreed spent by Pharms personnel, incurred to complete activities associated with the termination and close-out of affected Projects, including the fulfillment of any regulatory requirements.

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4.0	Confidentiality.

4.1	Confidential Information. Sponsor and its affiliates possess certain confidential and proprietary data and information, including without limitation Sponsor Property (as defined in Section 5.1 below) (“Sponsor Confidential Information”), and Pharms and its affiliates possess certain confidential and propriety information pertaining to its operations, methods and pricing (“Pharms Confidential Information”) (Sponsor Confidential Information and Pharms Confidential Information, including the terms of this Agreement and any Work Order, are each referred to herein as “Confidential Information”). “Confidential Information” does not include information that is (i) already in the receiving party’s possession; (ii) part of the public domain through no fault of the receiving party; (iii) received from a third party authorized to provide it; (iv) independently developed by the receiving party; or (v) required by law to be disclosed provided each party shall notify the other party prior to making any required disclosure.

4.2	Obligations. The Confidential Information shall be used by the receiving party, its affiliates, and their employees only for purposes of performing the receiving party’s obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party, except for the receiving party’s respective affiliates, officers, directors, representatives, agents, employees, independent contractors, consultants, firms or outside attorneys (“Representatives”) as provided below. The receiving party may disclose the disclosing party’s Confidential Information to its Representatives who have a need to know such Confidential Information in connection with the Services or potential services, provided that each of the foregoing must be subject to written confidentiality obligations covering the disclosing party’s Confidential Information to the same or greater extent as the receiving party is obligated by this Agreement, and that the receiving party remains responsible for all disclosures made to and by its Representatives. These obligations of confidentiality and nondisclosure shall remain in effect for a period of five years after the completion or termination of this Agreement or the applicable Work Order, whichever is later. Neither Party shall modify, enhance, compile or assemble (or reverse compile or disassemble), or reverse engineer Confidential Information of the other or anything containing or embodying such Confidential Information. Neither Party shall use any Confidential Information of the other Party or the concepts therein for its own benefit or for the benefit of a third party or for any purpose other than for evaluating a possible business relationship. Neither Party shall remove any proprietary legends or notices, including copyright notices, appearing on or in the Confidential Information.

4.3	Return of Confidential Information. Upon termination of this Agreement or a Work Order and request by the other party, each party will return to the other party Confidential Information that are held by that party or its employees, agents or contractors in accordance with Section 6.2 (Record Retention) or destroy them, if permissible, following the written request of the party that owns such Confidential Information.

5.0	Ownership and Inventions; No License.

5.1	Sponsor Property. All data and information generated or derived by Pharms as the result of Services performed by Pharms under this Agreement and which are provided by Pharms to Sponsor as deliverables under this Agreement shall be and remain the exclusive property of Sponsor (“Sponsor Property”). Any inventions that may evolve from the data and information delivered to Sponsor as the result of services performed by Pharms under this Agreement shall belong to Sponsor and Pharms agrees to assign its rights in all such inventions and/or related patents to Sponsor.

5.2	No License. Neither anything contained herein, nor the delivery of any information to a party hereto, shall be deemed to grant the receiving party any right or license under any patents or patent applications or to any know-how, technology or inventions of the disclosing party.

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6.0	Records and Materials.

6.1	Record Storage. During the term of each Work Order, Pharms shall maintain all materials, information and all other data obtained or generated by Pharms in the course of providing the Services hereunder, including all computerized records and files, in a secure area reasonably protected from fire, theft and destruction. For global trials, the relevant hard copy Trial Master Files (“TMF”) will be stored in the location(s) where the work is performed. The hard copy files throughout the Project for review or other audit purposes will not be shipped to a separate location unless specifically requested by Sponsor. If such records are requested to be shipped, Sponsor shall have sole responsibility for the costs of shipping the materials referred to herein, and Sponsor shall retain and be responsible for the performance of any carrier designated by Sponsor for the shipping of materials. When parties use an electronic TMF, Pharms will only maintain the image of the wet ink signatures, and hard copies of such documents will not be maintained.

6.2	Record Retention. At the completion of the Services by Pharms, all materials, information and all other data owned by Sponsor, regardless of the method of storage or retrieval, shall be (i) delivered to Sponsor in such form as is then currently in the possession of Pharms or (ii) disposed of, at the direction and written request of Sponsor. Sponsor shall pay the costs associated with any of the above options. In the event of early termination, Pharms will follow Pharms procedures for document transfers. If the TMF is held in multiple Pharms locations, it will be consolidated and shipped to the Sponsor. Sponsor shall have sole responsibility for the costs of shipping of the materials and data referred to herein for the carrier designated by Pharms. Sponsor shall retain and be responsible for the costs of shipping and performance of any carrier designated by Sponsor for the shipping of materials and data. Pharms will forward all final paper and electronic Project-related records to the Sponsor. Email communications for Services performed by Pharms will also be provided to the Sponsor in a Personal Storage Table (.pst) file format on optical media. It is the Sponsor’s responsibility to maintain the records per the appropriate regulations and retention periods. After three calendar months from the date the final shipment of the TMF is sent to the Sponsor, Pharms will ensure that the TMF documentation that was stored electronically at Pharms is purged. Pharms will not maintain duplicate Project-related records. Notwithstanding the foregoing, Pharms, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, copies of all materials and data that may be needed to satisfy regulatory requirements, for insurance purposes, marketing application support, or to demonstrate the performance of its obligations hereunder.

7.0	Relationship of the Parties.

7.1	Independent Contractor. For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Neither party shall have the power or right to bind or obligate the other party, and neither party shall hold itself out as having such authority.

8.0	Regulatory Compliance.

8.1	General. Pharms agrees that its Services will be conducted in compliance with all applicable laws, rules and regulations and with the standard of care customary in the contract research organization industry. Sponsor agrees that its obligations in connection with the clinical trial will be conducted in compliance with all applicable laws rules and regulation in the clinical trial industry. Pharms’s standard operating procedures will be used in performance of the Services, unless otherwise specifically stated in the applicable Work Order. Pharms certifies that it has not been debarred under the United States Generic Drug Enforcement Act or any applicable law in any other country and that it will not knowingly employ any person or entity that is so debarred to perform any Services under this Agreement. Sponsor further represents that it will cooperate with Pharms in taking any actions that Pharms reasonably believes are necessary to comply with the regulatory obligations that have been transferred to Pharms.

8.2	Privacy. To the extent applicable, Pharms and Sponsor agree to comply with all applicable national and international privacy laws and regulations.

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8.3	Data Protection. Pharms shall at all times abide by its privacy policies and Sponsor’s instructions on data protection when processing personal data under this Agreement.

8.4	Informed Consent Forms. Sponsor will review and approve all ICF templates and any substantive changes required by the Investigators.

9.0	Audits, Regulatory Inspections and Third Party Legal Proceedings.

9.1	Sponsor Audits. During the term of the applicable Work Order, Pharms will permit Sponsor’s representatives (provided that (a) such representatives are not competitors of Pharms); and (b) prior to any audit Sponsor shall procure that its non-employee representative enter into a confidentiality agreement with Pharms on terms at least as stringent as the confidentiality terms herein) to examine or audit the work performed hereunder and the facilities at which the work is conducted at a mutually agreeable time during regular business hours to determine that the Project assignment is being conducted in accordance with the agreed Work Order specifications and that the facilities are adequate. Sponsor agrees that it shall not disclose to any third party any information ascertained by Sponsor in connection with any such audit or examination, except to the extent required by law or regulation. Pharms will not provide Third Party audit reports to the Sponsor unless it is a contracted audit in the Work Order for the Sponsor.

9.2	Regulatory Inspections. Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates is named. Pharms shall whenever possible notify Sponsor and shall provide Sponsor the opportunity to comment on any response to such regulatory correspondence or inquiry in so far as it directly concerns a Study or Project of Sponsor for which Pharms is providing Services, wherein, such comment shall be reasonably considered. Sponsor shall whenever possible notify Pharms and shall provide Pharms the opportunity to comment on any response to such regulatory correspondence or inquiry in so far as it directly concerns a Study or Project of Sponsor for which Pharms, its affiliates, Subcontractors or Third Parties is providing Services, wherein, such comment shall be reasonably considered. In addition, each party shall notify the other party promptly of any FDA or other governmental or regulatory inspection, inquiry or findings concerning any Study or Project of Sponsor in which Pharms is providing Services. During any such inspection or inquiry, the parties agree to make reasonable efforts to disclose only the information required to be disclosed.

9.3	Third Party Legal Proceedings. In the event that Pharms or any of its affiliates, and its and their employees or agents is served with or becomes subject to any subpoena, order, judgment, discovery, proceeding, enforcement or other legal process (each, a “Legal Proceeding”) and, which Legal Proceeding seeks from Pharms disclosure of any documents or information related to the Services, to the extent such Legal Proceeding is not related to Section 13.2 or a breach of any term of this Agreement, then Sponsor shall bear and/or reimburse Pharms for all reasonable third party fees, costs and expenses including reasonable attorneys’ fees associated with such Legal Proceeding.

10.0	Third Parties; Investigators; Non-Solicitation.

10.1	Third Party Agreements. If the applicable Work Order provides that Pharms will enter into agreements with Investigators or any other third parties to procure goods or services for the applicable Project as a pass-through expense to Sponsor under the applicable Work Order (each, a “Third Party” and collectively, “Third Parties”), such Third Parties shall be independent contractors and shall not be considered the employees, agents, or subcontractors of Pharms or Sponsor. To the extent included in the scope of work and budget in applicable Work Order, Pharms will manage a Third Party related to the applicable Study (i.e. monitor and verify Project timeline adherence, include in team meetings to the extent applicable, highlight and escalate performance issues, recommend corrective actions, if any, related to performance, and include progress in status reports); with the understanding that Pharms shall be responsible for the goods or services provided by any Third Parties that provide goods or services under this Section 10.1.

10.2	Indemnification. If such Third Parties request an indemnification for loss or damage caused by the Sponsor’s Project, then Sponsor shall negotiate any such indemnification directly with the Third Party. Pharms shall not sign such indemnifications on Sponsor’s behalf.

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11.0	Anti-Bribery. Each party undertakes to the other party that:

11.1	it will not, and will procure that each of its employees, directors, officers, affiliates, subcontractors and agents will not, (i) offer, promise or give an advantage to another person, or (ii) request, agree to receive or accept a financial or other advantage in violation of any anticorruption laws, rules, regulations and decrees applicable to the respective party (collectively, “Legislation”), including the United States Foreign Corrupt Practices Act, as amended (the “FCPA”), the United Kingdom Bribery Act 2010 (the “Bribery Act”) and any implementing legislation under the OECD Convention Against the Bribery of Foreign Government Officials in International Business Transactions (“OECD Convention”). It is each party’s responsibility to be familiar with, and comply with, the provisions of the applicable Legislation; and

11.2	from time to time, at the reasonable request of the other party, it will confirm in writing that it has complied with its undertakings under subsection (i) above and will provide any information reasonably requested by the other party in support of such compliance.

12.0	Limitation of Liability.

12.1	Consequential Damages. Neither party, nor its affiliates, nor any of their respective directors, officers, employees, subcontractors or agents shall have any liability (including without limitation, contract, negligence and tort liability) for any loss of profits, opportunities or goodwill or any type of indirect, incidental, punitive, exemplary, special or consequential damages in connection with this Agreement or any Work Order or the Services performed by Pharms.

13.0	Indemnification.

13.1	Sponsor Indemnity. Sponsor shall indemnify, defend and hold harmless (collectively “indemnify”) Pharms and its affiliates, and its and their directors, officers, members, managers, employees, subcontractors and agents (each, a “Pharms Indemnified Party”), from and against any and all losses, damages, liabilities, fines, reasonable attorney fees, court costs, and expenses (collectively “Losses”), joint or several, resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from any third party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement, any Work Order, or the Services contemplated herein (including, without limitation, any Losses arising from or in connection with any Study, test, device, product or potential product to which this Agreement or any Work Order relates and any Project related services provided by Pharms at the request of Sponsor yet prior to finalization and execution of the relevant Work Order), except to the extent such Losses are determined to have resulted solely from the gross negligence or intentional misconduct of the Pharms Indemnified Party seeking indemnity hereunder.

13.2	Pharms Indemnity. Pharms shall indemnify, defend and hold harmless (collectively “indemnify”) Sponsor and its affiliates and their directors, officers, members, managers, subcontractors, employees and agents (“Sponsor Indemnified Party”) from and against any and all Losses, damages, liabilities, fines, reasonable attorney fees, court costs, and expenses, joint or several, resulting or arising from any third party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement, any Work Order, or the Services contemplated herein, to the extent such Losses are determined to have resulted from the gross negligence or intentional misconduct of a Pharms Indemnified Party or Pharms breach of this Agreement.

13.3	Indemnification Procedure. A party seeking indemnification or reimbursement hereunder shall give the other party prompt notice of any such claim or lawsuit (including a copy thereof) served upon it and shall fully cooperate with the indemnifying party and its legal representatives in the investigation of any matter the subject of indemnification. The party seeking indemnification shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by Section 13.1 or Section 13.2, as applicable, will cooperate with counsel of the indemnifying or reimbursing party, and reserves the right to engage its own counsel to assist in the defense at the expense of the indemnifying party.

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14.0	Sponsor Cooperation; Disclosure of Hazards.

14.1	Sponsor Cooperation. Sponsor shall forward to Pharms in a timely manner all documents, materials and information in Sponsor’s possession or control necessary for Pharms to conduct the Services. Pharms shall not be liable to Sponsor nor be deemed to have breached this Agreement for errors, delays or other consequences arising from Sponsor’s failure to timely provide documents, materials or information or to otherwise cooperate with Pharms in order for Pharms to timely and properly perform its obligations, and any such failure by Sponsor shall automatically extend any timelines affected by a time period reasonably commensurate to take into account such failure, unless Sponsor agrees in writing to pay any additional costs that would be required to meet the original timeline.

15.0	Conflict of Agreements; No Obligation of Exclusivity.

15.1	Conflict of Agreements. Pharms represents to Sponsor that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, Pharms agrees that it will not enter into any agreement to provide services which would in any way prevent it from providing the Services contemplated under this Agreement. Sponsor agrees that it will not enter into an agreement with a third party that would alter or affect the regulatory obligations delegated to Pharms in any Study or Project without the written consent of Pharms, which will not be unreasonably withheld.

15.2	No Obligation of Exclusivity. Neither party shall have any obligation of exclusivity of any nature to the other. Each party shall be free to provide services or conduct or sponsor clinical or research studies involving other parties, so long as a party’s agreement with any such third party does not prevent it from performing its obligations under this Agreement.

16.0	Change in Law or Rules Governing Clinical Trials. In the event the U.S. Food, Drug, and Cosmetic Act, or any rule or regulation governing any Services including without limitation any Good Clinical Practice regulation is amended revised or revoked during the term of this Agreement, the parties will discuss the effect of such change on the Agreement and/or on Services being provided under this Agreement and work together in good faith to implement any necessary changes to the Services.

17.0	Force Majeure. In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials or services, lack or failure of public transportation facilities, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, terrorism or acts of public enemies, blockage or embargo, Acts of God, holiday closings or vacations in the European Union, inclement weather, epidemic, fire or other reason or cause beyond that party’s control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay. A party may claim relief if such circumstances exist as to its subcontractor and the delay in performance of the subcontractor will cause or contribute to a delay in performance by the party. The party claiming relief under this provision shall notify the other of the circumstances giving rise to its application, provide an estimate of the impact on its performance, and take reasonable steps to remove or mitigate the impediment.

18.0	Notices and Deliveries. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally, by a reputable overnight delivery service, or three (3) days after the date postmarked if sent by regular, registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to Pharms:	If to Sponsor:
PJSC Pharmsynthez Attention: CEO №134, Liter 1, Poselok Kuzmolovsky, St. Kapitolovo, Vsevolozhsky Raion Leningradskaya Oblast, 188663	Xenetic Biosciences, Inc. Attention: Chief Scientific Officer 40 Speen St., Ste. 102 Framingham, MA 01701

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If Sponsor delivers, ships, or mails materials or documents to Pharms, or if Pharms delivers, ships, or mails materials or documents to Sponsor or to third parties, then the expense and risk of loss for such deliveries, shipments, or mailings shall be borne by Sponsor. Pharms disclaims any liability for the actions or omissions of third-party delivery services or carriers. All information transmitted by Pharms pursuant to this Agreement will be sent by the standard transmission method selected by Pharms (telephone, facsimile, mail, personal delivery or email). Sponsor hereby consents and authorizes Pharms to send facsimiles relating to the Services, or relating to potential future services, to any office of Sponsor or Sponsor’s affiliates.

19.0	Insurance.

19.1	Pharms. For the term required under the federal and local laws where the clinical trial is to be conducted , Pharms shall obtain insurance or ensure that its respective CRO Partners or affiliates who carry out the work obtain insurance to cover any harm to the life and/or health of a patient that occurs as a result of a clinical trial conducted pusuant a Statement of Work under this Agreement. Pharms shall obtain an insurance coverage or ensure that its respective CRO Partners or affiliates who carry out the work obtain insurance that is no less than the minimum required under the federal and local laws where the clinical trial is to be conducted and the rules of the institution where the clinical trial is conducted. In the case where the clinical trial is conducted within the legal borders of Russia, the insurance coverage and conditions shall comply with the requirements of Federal Law of 12.04.2010 N 61-FZ "On the Circulation of Medicines", as amended. Pharms represents and warrants that it will use reasonable efforts to name Sponsor as an additional insured on all applicable insurance policies, whether obtained by Pharms, a CRO Partner or an affiliate. Pharms shall provide Sponsor party with a certificate of insurance upon request. In no event shall the obligations set out in this Section 19 in any way limit or reduce any of either party’s other obligations under this Agreement, including, without limitation, either party’s indemnification obligations set out in Section 13.

20.0	Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of Sponsor and Pharms and their respective successors and permitted assigns. Except as stated above in Section 1.5, neither party may assign or delegate this Agreement or any Work Order or any of its rights or obligations thereunder to any party without the express, written consent of the other party.

21.0	Project Steering Committee. To facilitate communication between the Parties and the review of the strategic decisions under this Agreement, the Parties shall appoint a Project Steering Committee. The Project Steering Committee shall be comprised of appropriate representatives of both Parties, initially consisting of two (2) representatives from each of Sponsor and Pharms. Each Party shall appoint a Project Steering team leader (and other key contacts, as necessary) to serve as principal Project Steering Committee liaisons for the Parties. Employees of each Party who are not on the Project Steering Committee may attend meetings of the Project Steering Committee, as required to further the efforts set forth in the Work Order. The initial team leader and Party representatives shall be identified in each Work Order that is entered into pursuant to the terms of this Agreement.

Any representative of the Project Steering Committee may designate another individual from such representative's Party to attend a meeting of the Project Steering Committee in his or her place. In such case, the representative shall notify the other Party's representative in writing prior to the applicable meeting. A representative of a Project Steering Committee may be changed by a Party at any time following written confirmation of the change to the other Party.

The Project Steering Committee shall plan and manage the project and associated activities to be conducted in connection with the work set forth in each Work Order and to facilitate communication on the project between the Parties. The Project Steering Committee shall also be responsible for the sharing of certain data relating to the Parties’ project efforts in connection with each Work Order.

Modification to, and implementation of, the work set forth in each Work Order and other day-to day clinical and development activities shall be managed by the Project Steering Committee. The Project Steering Committee shall meet no less frequently than once a month in person, by teleconference, web-conference or video conference as agreed upon by the Parties.

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Notwithstanding anything herein to the contrary, the Project Steering Committee shall operate by consensus with representatives of Sponsor having one collective vote and representatives of Pharms having one collective vote. In the event of any disagreements between the Parties, and the inability of the Parties to reasonably resolve the disagreements within thirty (30) days of when the dispute was presented to the Project Steering Committee, then the dispute shall be referred to the senior management representatives of each Party. For purposes of the Project Steering Committee, Sponsor’s senior management representative shall be its Chief Executive Officer and Pharm’s senior management representative shall be its Chairman. If the senior management is not able to reasonably settle the dispute, the Sponsor shall have the deciding vote. If required, the Project Steering Committee shall be responsible for discussing in good faith and agreeing on issues relating to forecasting and contingency planning with regard to a Work Order.

21.0	Choice of Law, Waiver and Enforceability. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of Delaware, exclusive of its conflicts of law provisions. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. Any waiver of a breach of a provision shall not constitute a waiver of any subsequent breach of that provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

22.0	Survival. The rights and obligations of Sponsor and Pharms, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to inventions, confidentiality, discoveries and improvements, indemnification and liability limitations) shall survive the termination of this Agreement or any Work Order.

23.0	Entire Agreement, Headings and Modification. This Agreement, together with the relevant Work Orders, contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Any modifications to the provisions herein must be in writing and signed by the parties.

24.0	Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered, shall constitute an original, but all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart. Transmission by fax or by electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. This Agreement and any Work Order, Change Order, amendment or modification may not be denied legal effect or enforceability solely because it is in electronic form, or because an electronic signature or electronic record was used in its formation.

25.0	Authority. Each party represents and warrants that it has the power and authority to enter and perform its obligations under this Agreement without conflict with, default under, or violation of any law, regulation, or agreement binding upon it. Each party represents and warrants that this Agreement has been duly and validly executed and delivered by it and constitutes its legally valid and binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by law or in equity.

Remainder of page intentionally left blank; signature follow on next page

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

PJSC Pharmsynthez	Xenetic Biosciences, Inc.

By: /s/ Efim Prilezhaev	By: /s/ Jeffrey F. Eisenberg
(signature)	(signature)

Print Name: Efim Prilezhaev	Print Name: Jeffrey F. Eisenberg

Title: CEO	Title: Chief Executive Officer

Date: June 12, 2020	Date: June 12, 2020

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EXHIBIT A

PROGRAM SUMMARY

Introduction

Xenetic Biosciences is developing a CAR T platform (termed ‘XCART’) for the treatment of certain non-Hodgkin Lymphoma (NHL) subtypes, by targeting a patient- and tumor- specific lymphoma neoantigen, namely the unique B-cell receptor (BCR) displayed by a given malignant B-cell clone.

XCART will utilize a universal ‘CAR cassette’, into which neoantigen-specific, antigen-binding domains (ABDs) can be inserted to create a patient-specific CAR. The resulting CAR construct can then be engineered into an autologous CAR T product for treatment of the patient’s lymphoma.

[***]

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EXHIBIT B

SAMPLE WORK ORDER

WORK ORDER

This Work Order (“Work Order”) is between Xenetic Biosciences, Inc., 40 Speen St., Ste 102, Framingham, MA 01701 (“Sponsor”) and PJSC Pharmsynthez, №134, Liter 1, Poselok Kuzmolovsky, St. Kapitolovo, Vsevolozhsky Raion, Leningradskaya Oblast, 188663, Russia (“Pharms”) and relates to the Master Services Agreement dated as of June 12, 2020 (the “Agreement”), which is incorporated by reference herein. Pursuant to the Agreement, Pharms has agreed to perform certain services in accordance with written Work Orders, such as this one, entered into from time-to-time. This Work Order sets forth the obligations of the parties with regard to conducting a Stage 1 study (as described in the Attachments to this Work Order) of Sponsor’s XCART technology, under a protocol (the “Protocol”) to be prepared and agreed by the Project Steering Committee (as described below). Once the final Protocol is prepared, such Protocol, including any amendments thereto, is incorporated herein by reference.

The parties hereby agree as follows:

1.        Work Order. This document constitutes a “Work Order” under the Agreement and this Work Order and the services contemplated herein are subject to the terms and provisions of the Agreement.

2.       Services and Payment of Fees and Expenses. The specific services contemplated by this Work Order (the “Services”) and the related payment terms and obligations are set forth on the following attachments, which are incorporated herein by reference:

PROJECT ASSUMPTIONS	ATTACHMENT 1
SCOPE OF WORK/BUDGET	ATTACHMENT 2
TIMELINE	ATTACHMENT 3
PAYMENT SCHEDULE	ATTACHMENT 4
MILESTONE//PAYMENTS	ATTACHMENT 5
THIRD PARTY VENDORS	ATTACHMENT 6

3.       Term. The term of this Work Order shall commence on the date of execution and shall continue until the Services described in Attachment 2 are completed, unless this Work Order is terminated in accordance with the Agreement. If the Agreement is terminated or expires, but this Work Order is not terminated or completed, then the terms of the Agreement shall continue to apply to this Work Order until the Work Order is either terminated or completed.

4.       Amendments. No modification, amendment, or waiver of this Work Order shall be effective unless in writing and duly executed and delivered by each party to the other.

5.       Standard Operating Procedures. Pharms shall conduct the Study according to the formats and procedures set forth in Pharms’s Standard Operating Procedures (“SOPs”).

6.       Third Parties. The Third Party vendors who will be performing services on the Study are set forth in Attachment 6. Sponsor has provided its written consent and approves such Third Party vendors listed and referred to within this Agreement.

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7.       Project Steering Committee Members. The initial team leader and Party representatives for the work conducted under this Work Order are:

Sponsor: 1 Curtis Lockshin, CSO; 2 Jeffrey Eisenberg, CEO

Pharms: 1 Dmitry Genkin, Member & Chairman of the Board of Directors; 2 Kirill Surkov, CEO’s science advisor

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

PJSC Pharmsynthez	Xenetic Biosciences, Inc.

By:_________________________	By:_________________________
(signature)	(signature)

Print Name: ___________________	Print Name: ___________________

Title: ________________________	Title: ________________________

Date: ________________________	Date: ________________________

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ATTACHMENT 1: PROJECT ASSUMPTIONS

[***]

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ATTACHMENT 2: SCOPE OF WORK/PROJECT BUDGET

[***]

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ATTACHMENT 3: TIMELINE

[***]

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ATTACHMENT 4: PAYMENT SCHEDULE

[***]

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ATTACHMENT 5: MILESTONES SCHEDULE AND PAYMENTS

(Stages defined in Exhibit A –Program Summary)

Table 1

Milestone Event	Payment in USD	Payment in Shares
[***]	$52,500	50,000 shares
[***]	$472,500	450,000 shares
[***]	$525,000	500,000 shares

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ATTACHMENT 6: THIRD PARTY AGREEMENTS

Shemyakin and Ovchinnikov Institute of Bioorganic Chemistry (Moscow)

Belarussian Research Center for Pediatric Oncology, Hematology and Immunology

Institute of Bioorganic Chemistry of NASB

Viciebsk Regional Clinical Oncological Center

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EXHIBIT C

SPONSORED RESEARCH AGREEMENT BETWEEN XENETIC AND PHARMSYNTHEZ

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (the "Agreement"), is entered into and effective as of August 12, 2019 (the "Effective Date") by and between PJSC «Pharmsynthez», a Russian public joint stock company having an address of N2134, Liter 1, Poselok Kuzmolovsky, St. Kapitolovo, Vsevolozhsky Raion, Leningradskaya Oblast, 188663, Russia ("Institution"), and Xenetic Biosciences, Inc. having an address of 40 Speen Street, Ste. 102, Framingham, MA 01701 ("Sponsor"). For the purposes of this Agreement, Sponsor and Institution may each be referred to as a "Party" and together as the "Parties."

WHEREAS, Sponsor desires to sponsor a Research Project (defined below) at the Institution under a Principal Investigator selected by the Institution and approved by the Sponsor;

WHEREAS, Sponsor desires to have the Principal Investigator perform the Research Project on behalf of Sponsor, which shall relate to CAR-T Technology (the "Purpose");

WHEREAS, the research will be conducted pursuant to one or more Work Orders, which the Parties shall agree upon prior to the initiation of the work and which shall be subject to the terms of this Agreement; and

WHEREAS, Institution is willing to (a) undertake the Research Project, and (b) grant to Sponsor certain rights under terms and conditions set forth herein.

ARTICLE 1: DEFINITIONS

1.1       "Affiliate" means any person, corporation, company, partnership, joint venture and/or finn which controls, is controlled by or is under common control with Sponsor. As used herein, "control" shall mean direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors.

1.2       "Budget" means the indicative budget that shall be set forth in each Work Order and shall detail the payments to be made by Sponsor for the conduct of the Research Project, including the amounts due, payment schedule, the location where invoices should be sent, and the manner and location where payments should be made, with the understanding that the total budget for all work to be conducted pursuant to this Agreement and all Work Orders entered into by the Parties shall not exceed three hundred fifty thousand United States Dollars ($350,000 USD).

1.3       "Invention" shall mean any discovery, improvement or invention, whether patentable or not, developed, conceived, or reduced to practice during performance of, or in relation to, the Research Project that relates to, is based upon or arises as a result of use of, the Sponsor Materials, Sponsor Confidential Information, and/or the Research Results.

1.4       "Project Participant" means any employee, contractor or agent of Principal Investigator or Institution who may participate in the Research Project, including, but not limited to, scientists, post-doctoral fellows, students, and technicians.

1.6       "Research Parties" shall collectively refer to Institution and Principal Investigator.

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1.7       "Research Project" shall mean the Research Project conducted pursuant to one or more Work Orders to carry out the Purpose.

1.8       "Results" shall mean any, and all data, information and results generated or produced in the performance of, or related to, the Research Project by the Principal Investigator and Project Participants.

1.9       "Sponsor Material" means any products, product candidates, compound, biomaterial or other substance of Sponsor delivered to Institution and that may be used as part of the Research Project, together with its derivatives, progeny, parts, analogs and homologs, modifications, and any other new chemical entity, developed by, or for, or otherwise obtained by Sponsor, including, but not limited to CAR-T Technology.

1.20    "Work Order" means any work order entered into by mutual agreement of the Parties to conduct the work for the Research Project, with the understanding that Sponsor shall be under no obligation to enter into any particular Work Order or to advance funds for any specific research or activities under the Research Project other than pursuant to a signed Work Order.

ARTICLE 2: RESEARCH PROJECT

2.1       General. Institution, under the direction and supervision of the Principal Investigator, shall perform the Research Project in accordance with (a) the one or more Work Orders entered into by the Parties, (b) the terms and conditions of this Agreement, (c) all instuctions relating to the storage of Sponsor Material, and (d) all applicable international, federal, state and local laws, rules, regulations as well as other requirements of any applicable governmental authority in the performance of the Research Project. Institution shall proceed diligently with the work set forth in the Research Project by using its good faith efforts to allocate sufficient time, effort, equipment and facilities for the conduct of the activities thereunder and using Project Participants with sufficient skills and experience as are required to accomplish the objectives of the research activities set forth in the Research Project.

2.2       Participants. The Research Project shall be conducted solely by Principal Investigator and Project Participants at the Institution. In the event that the Principal Investigator becomes unable or unwilling to continue the Research Project at the Institution, Sponsor shall have the option to: (a) continue the Research Project with a substitute researcher proposed by the Institution and approved by the Sponsor (who shall thereafter be deemed to be the Principal Investigator for purposes of this Agreement); or (b) to terminate this Agreement pursuant to Section 5.3.

2.3       Records. Institution and Principal Investigator and all Project Participants shall keep and maintain accurate scientific records fully and properly that reflect all work done and Research Results achieved in the performance of the Research Project and shall make such records, including, without limitation, all records related to the Research Project and Research Results available to Sponsor to audit and inspect following reasonable notification requesting an audit. It is understood that such records shall include laboratory notebooks sufficient to document any patentable inventions developed, conceived or reduced to practice during the course of the Research Project. Upon request by Sponsor and at Sponsor's expense, Principal Investigator shall within a reasonable period of time provide copies of all such records to Sponsor. Such records shall be maintained by Institution during the term of this Agreement and for three (3) years thereafter or such time as required by applicable laws, rules and regulations, with the understanding that if Sponsor desires that the Institution maintain the records beyond the three (3) years or such additional time as required, to the extent Institution agrees to such additional time, Sponsor shall be responsible for the cost to maintain the records.

2.4       Funding. As consideration for conducting the Research Project, Sponsor shall make available for the Institution the sums set forth in the Budget for each Research Project. If the Research Project is terminated prematurely, the amount due hereunder shall be an amount equal to the pro-rata portion of the actual work performed and reimbursement for any costs actually incurred by Institution prior to termination.

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If Sponsor requests, and Institution agrees, to make changes to the scope of the Research Project and/or it becomes apparant that to carry out the Research Project revisions will be required as to the amount of the Institution (FTEs or consumables) resources necessary to carry out the Research Project, Institution shall provide Sponsor with a revised Indicative Budget, which shall be reflected in subsequent invoices from Institution and payments by Sponsor pursuant to the terms of the revised Indicative Budget.

2.5       Financial Reporting. Institutionand Principal Investigator acknowledge that Sponsor may be required by law or trade association rules of which Sponsor is a member, related to the collection and reporting of any payments or transfers of value to certain healthcare providers and teaching hospitals (collectively, "Financial Transparency Laws") , including, but not limited to, the U.S. Physician Payment Sunshine Act, 42 U.S.C. § 1320a-7h, and the regulations implemented thereunder, to disclose to certain government agencies or other entities payments made to the Research Parties or Project Participants under this Agreement. Institution and Principal Investigator hereby consent to Sponsor's disclosure of such information, and acknowledge that such information may become available to the public. Institution and Principal Investigator shall cooperate with Sponsor in its compliance with Financial Transparency Laws in connection with this Agreement. Institution shall promptly provide Sponsor, in the format Sponsor requests, with all information that Sponsor believes it needs to comply with Financial Transparency Laws in connection with this Agreement.

2.6       Reports. Within twenty (20) business days following the end of each calendar quarter, the Party conducing the Research Project shall provide a comprehensive summary of the findings, results, data and other information that are generated by the Research parties as a result of the Research (the "Results") to Sponsor. During conduct of the Research Project, Institution will inform Sponsor promptly of any unexpected events or results that arise related to the Sponsor Materials, including, but not limited to any toxicity issues identified. Sponsor shall own the Results that are generated. Only Sponsor shall have the right to use the Results consistent with the terms of this Agreement. Sponsor may use the final report and all Results in any manner deemed appropriate by Sponsor for any purpose without further obligation or liability to the Institution including, without limitation, for further research and development activities, as well as for submissions to the FDA, EMA or other regulatory authorities. For the avoidance of doubt, the Institution and Principal Investigator shall not be permitted to use the Results for any purpose or third party research or study without the prior written approval of the Sponsor.

2.7       Regulatory Requests. After the completion of the Research Project, the Research Parties shall provide any information and assistance reasonably requested by Sponsor for any regulatory filing or regulatory compliance activities relating to the Research Project including any request for information from a regulatory agency. The Research Parties agree that time is of the essence with regard to these matters and will take all steps necessary to respond to Sponsor in a timely manner.

ARTICLE 3: INTELLECTUAL PROPERTY RIGHTS

3.1       Ownership; Limited License. The Research Parties acknowledges that the Sponsor Materials are, and shall at all times remain, the sole property of Sponsor. Sponsor hereby grants to the Research Parties, during the term of this Agreement, effective upon delivery of the Sponsor Materials to the Principal Investigator, a nontransferable, non-exclusive license, with no right of sublicense, to use the Materials solely for performance of the Research under the terms of this Agreement.

3.2       Invention Disclosure. Institution shall promptly and fully disclose to Sponsor in writing and with detailed specificity any Invention related to the Research Project that is developed, conceived and/or reduced to practice by a Research Party or Project Participant, within twenty (20) days of Institution becoming aware any such Invention ("Invention Disclosure"). Each Invention Disclosure provided under the preceding sentence will include a description of the Inventions and a reference to this Agreement. All Invention Disclosures shall be the Confidential Information of Sponsor. Sponsor shall solely own all Inventions, including those set forth in an Invention Disclosure pursuant to this Section 3.2.

3.3       Raw Data and Results. Institution and Sponsor appreciate and understand that through the work of Institution in conducting the research plan, certain raw data and results shall be generated, which shall constitute Sponsor Confidential Information and relate to, use or incorporate or are generated from Sponsor's information, documents, work product and any other Sponsor Materials that are delivered by Sponsor to Institution to be evaluated by Sponsor as set forth in the research plan. The Institution and Sponsor agree that such raw data and results shall be owned solely by the Sponsor.

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3.4       Deliverables. Sponsor is, and shall be, the sole and exclusive owner of all right, title and interest to all information, documents, work product and any other materials that are delivered by Institution to Sponsor hereunder or identified in a Work Order and incorporated by reference, or any other written document describing research or services to be performed by the Principal Investigator under the terms of this Agreement ("Deliverables"), including all intellectual property rights therein.

3.5       Exclusive Rights to All Inventions and Results. The Research Parties agree that all Inventions created by and through the Research Project under this Agreement and all Results are solely owned by Sponsor and Institution has no rights, other than those Sponsor may grant to Institution to such Inventions and Results.

3.6       No Other Licenses. Except as expressly set forth in this Section 3, no other right, title or interest of any nature whatsoever is granted by either Party to the other Party under this Agreement, and neither the delivery of Material nor the disclosure of Confidential Information shall be deemed to grant any rights or license to Institution except for the limited license to use the Materials in Research during the term of this Agreement, as expressly set forth in Section 3.1.

3.7       No Third Party Rights. Neither Institution nor Principal Investigator has entered into any agreements with any third party providing material or funding for the Research Project that could result in a claim by such third party that it has commercial rights to any Inventions made by Institution under this Agreement. Institution will not involve any third party in the Research Project, nor use material provided by a third party commercial entity in the Research Project, without first (a) providing to Institution a copy of the proposed agreement governing Institution's obligations to such third party regarding the Research Project and (b) obtaining Sponsor's written consent to such third party's involvement in the Research Project, such consent to not be unreasonably withheld.

3.8       Protection of Inventions. Sponsor at its sole discretion shall have the sole right to file for protection of any Inventions, including through patent protection. To the extent that Sponsor files for a patent, Institution shall cause all Institution inventors of an Invention to cooperate with Sponsor to provide assistance and execute any documentation necessary to perfect assignment. Sponsor shall have all rights and final decisions as to the filing, prosecution and/or maintenance of all patents or patent applications covering an Invention. Institution will and shall cause all Institution inventors and others who are necessary to cooperate with Sponsor in any such filing, prosecution or maintenance.

ARTICLE 4: CONFIDENTIALITY

4.1       Confidential Information. For purposes of this Agreement, the term "Confidential Information" means (a) all information of a confidential, secret, and/or proprietary nature provided by or on behalf of on party or any of its Affiliates to the other party in connection with this Agreement, designated as "confidential." Confidential Information may include, without limitation: trade secrets; know-how; inventions; technical data; results specifications; protocols; procedures; information related to chemical or biological compounds, including but not limited to information on structure and activity; testing methods; business or financial information; information related to products, product candidates or research and development programs; the results of research and development activities, including but not limited to clinical trial results; product and marketing plans; customer and supplier information; and all information, reports, evaluations and copies generated or derived by either Party from any of the foregoing. Confidential Information may also include information obtained from collaborators, customers, suppliers or vendors of Sponsor or any of its Affiliates or other third parties who have entrusted their confidential information to Sponsor or such Affiliates.

4.2       Restrictions on Disclosure and Use. The Party receiving Confidential Information agrees that it will maintain all Confidential Information in strict confidence, and shall disclose Confidential Information only to those employees, officers, directors and other representatives of the receiving Party who are obligated to maintain the confidential nature of such Confidential Information and who have a need to know such Confidential Information in connection with performance of the Research. Institution will not disclose Confidential Information to any other person or entity without the prior written consent of Sponsor. The receiving Party will not use Confidential Information except for purposes of performing the Research. Notwithstanding anything to the contrary in this Agreement, the receiving Party shall be entitled to disclose Confidential Information to the extent required by applicable law or court order, provided that the receiving Party furnishes the disclosing Party with prompt written notice that the Confidential Information is required to be disclosed. Such notice must be given sufficiently in advance of the required disclosure so as to provide to the disclosing Party with a reasonable opportunity to seek to prevent disclosure or to obtain a protective order for the Confidential Information. The Parties will consult with each other prior to the receiving Party making any such required disclosure.

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4.3       Exceptions. The obligations of non-disclosure and non-use under this Agreement will not apply to information which the receiving Party can clearly demonstrate, by written records, falls within any of the following categories:

(a)              information that was generally known to the public prior to disclosure or being generated under this Agreement or later becomes generally known to the public through no fault of the receiving Party;

(b)             information that was already known to the receiving Party prior to disclosure or being generated under this Agreement;

(c)              information obtained by the receiving Party from a third party other than on behalf of the disclosing Party and provided such third party is lawfully in possession of and has the right to disclose the same without limitation upon further disclosure; and

(d)             information that was independently developed by the receiving Party without reference to the Confidential Information and other than as part of the Research.

4.4       Safekeeping. Institution shall maintain all the Materials and other Confidential Information disclosed to it in a secure place with access limited to those persons who are specifically authorized to have access to such Confidential Information pursuant to this Agreement. Institution shall promptly notify Sponsor of any unauthorized use or disclosure of Materials or other Confidential Information of which it becomes aware or has knowledge and will take all reasonable steps to assist Sponsor in attempting to minimize any potential or actual damages or losses resulting from such unauthorized use or disclosure.

4.5       Return of Materials and other Confidential Information. Within thirty (30) days following the termination or expiration of this Agreement, Institution shall, as directed by Sponsor, return to Sponsor or destroy any remaining Materials, including Sponsor Materials and all other Confidential Information, including all reproductions and copies thereof, and shall delete all references to such Confidential Information stored electronically or otherwise. At such time, Institution shall also notify Sponsor in writing as to how much Material, including Sponsor was used in connection with the Research Project and how much Material was returned or destroyed under the preceding sentence.

4.6       Injunctive Relief. The receiving Party acknowledges and agrees that any violation of the terms of this Agreement relating to the disclosure or use of Confidential Information may result in irreparable injury and damage to the disclosing Party not adequately compensable in money damages, and for which the disclosing Party may have no adequate remedy at law. The receiving Party acknowledges and agrees that, if the disclosure or use restrictions contained in this Agreement are violated, the disclosing Party may need to obtain injunctions, orders, or decrees in order to protect Confidential Information and will be entitled to do so, in addition to any other remedies available for breach at law or in equity, without having to post a bond or show harm.

4.7       Publication. Institution may only publish or otherwise publicly disclose the Research Results with the prior written approval from Sponsor, wherein such written approval shall not be unreasonably withheld.

4.3       Publicity. No Party will use the name of another, nor of any of its employees, agents or representatives, in any promotion or advertising without the prior written approval of an authorized representative of the other Party. The Parties may, however, acknowledge Sponsor's support, the existence of this Agreement and the general nature of the research being pursued hereunder for such purposes as Sponsor may consider appropriate or as required by law. In any such statement, the relationship of the Parties hereunder shall be accurately and appropriately described.

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ARTICLE 5: TERM AND TERMINATION

5.1       Term. The term of this Agreement shall commence upon the Effective Date and continue in full force and effect until the earlier of a) completion of the Research Project and b) July 31, 2020, unless terminated prior to such date in accordance with this Article 5.

5.2       Termination for Breach. Either Party may terminate this Agreement, effective immediately, if the other Party materially breaches any provision of this Agreement and fail(s) to remedy such breach within thirty (30) days after receipt of notice in writing of such breach from the other Party.

5.3       Sponsor Termination. If Principal Investigator is unable or unwilling to continue to conduct the research or otherwise perform the obligations under this Agreement in connection with the Research Project, or if Principal Investigator fails to use reasonably diligent efforts to conduct the Research Project, Sponsor may terminate this Agreement upon thirty (30) days prior written notice to Institution and shall be under no further obligation to make monetary payments to the Parties under this Agreement.

5.4       Effect of Termination and Expiration. Upon expiration or any termination of this Agreement, (i) the Principal Investigator shall finalize the Results that have been compiled to such date, and shall prepare and submit a final report with respect to such Results to Sponsor; and (ii) the Institution shall return to Sponsor all unused Sponsor Materials and any Sponsor Confidential Information within twenty (20) days of Sponsor's request. In the event of Sponsor termination, any funds paid to Institution by Sponsor under this Agreement which have not been expended or irrevocably committed upon the effective date of termination shall be refunded to Sponsor within twenty (20) days after the effective date of termination.

5.5       Survival. The following sections of this Agreement shall survive expiration or any termination of this Agreement: Articles 3, 4, 6, 7 and 8 and Sections 2.3, 2.5-2.7, 5.4 and 5.5.

ARTICLE 6: REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1       Representations and Warranties of the Research Parties. The Institution represents and warrants to Sponsor that:

(a)         The execution, delivery and performance of this Agreement does not and will not conflict with or result in breach of any term, condition, obligation or restriction of any other agreement with any third party;

(b)         Principal Investigator's and Institution's participation in the Research Project and execution hereof, including the assignment of Inventions and Deliverables to Sponsor set forth in Sections 2 and 3, shall not conflict with any obligations of Principal Investigator to Institution or ally obligation of the Institution to any other person or entity;

6.2       Debarment. Institution and Principal Investigator represent and warrant that neither they nor any Project Participant or any other person retained to perform the Research Project pursuant to this Agreement, (a) is under investigation by the FDA for a debarment action or is presently debarred pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. §301 et seq.), (b) is under investigation by the FDA for debarment action or is presently debarred pursuant to Section 306(a) or (b) of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a (a) or (b)), (c) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. Section 312.70 or its successor provisions, or (d) has been convicted of, or is currently charged with, a felony for conduct relating to the regulation or handing of any drug product. In addition, Institution and Principal Investigator represents and warrants to Sponsor that neither they nor any Project Participant or any other person retained to perform the Research Project pursuant to this Agreement has engaged in any conduct or activity which could lead to any of the above mentioned disqualification, debarment, felony or other actions. If during the term of this Agreement Institution, Principal Investigator or any Project Participants or any other person retained to perform the Research Project pursuant to this Agreement: (w) comes under investigation by FDA for a debarment action or disqualification, (x) is debarred or disqualified, (y) is convicted of, or is currently charged with, a felony for conduct relating to the regulation or handing of any drug product or (z) engages in any conduct or activity which could lead to any of the above mentioned disqualification or debarment actions, Institution and Principal Investigator shall promptly, but in no case later than five (5) days, notify Sponsor.

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6.3       NO WARRANTY; DISCLAIMER. INSTITUTION ACKNOWLEDGES AND AGREES THAT THE MATERIALS ARE EXPERIMENTAL IN NATURE AND PROVIDED TO INSTITUTION "AS IS." SPONSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND WHATSOEVER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE MATERIALS. IN PARTICULAR, SPONSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND WITH RESPECT TO THE PURITY, TOXICITY, STABILITY, MERCHANTABILITY, TITLE, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE OF THE MATERIALS. ACCORDINGLY, SPONSOR SHALL NOT BE LIABLE FOR ANY CLAIMS INSTITUTION MAY HAVE AGAINST SPONSOR FOR ANY DAMAGES ARISING OUT OF INSTITUTION'S HANDLING, USE, STORAGE AND DISPOSAL OF THE MATERIALS, EXCEPT TO THE EXTENT THAT SAID DAMAGES RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SPONSOR. SPONSOR DOES NOT ENCOURAGE VIOLATION OF ANY THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS.

6.4.      Sponsor Indemnification of Principal Investigator and Institution. Sponsor will indemnify and hold harmless Principal Investigator, Institution and their Affiliates and each of their respective directors, officers, agents and employees from and against any damages, judgments, liabilities, penalties, losses, costs, and expenses, including, but not limited to, reasonable attorney's fees, (collectively, the "Losses") incurred in connection with any third party claim arising out of any adverse event caused or resulting from an issue with the Sponsor Materials itself that has been provided to the Institution by Sponsor or breach of any term of this Agreement, except insofar as such Losses result from Institution's gross negligence or willful misconduct. Institution shall notify Sponsor promptly of Institution's receipt of notice of any claim, proceeding or investigation for which indemnification may be sought. Notwithstanding the foregoing, the failure to give notice shall not impact Institution right to indemnity under this Section unless Sponsor has been prejudiced by such failure. Sponsor shall have the right, but not the obligation, to control the defense of any claim for which Institution is seeking indemnification, provided Sponsor will not settle any such claim without Institution prior written consent unless such settlement fully releases Institution without any admission of fault or wrong-doing on Institution part. The indemnification set forth in this Section shall include amounts paid in settlement; provided, however, that no such settlement shall be entered into by Institution without Sponsor's consent.

6.5       Institution Indemnification of Sponsor. Institution will indemnify and hold harmless Sponsor and its Affiliates and each of their respective directors, officers, agents and employees from and against any damages, judgments, liabilities, penalties, losses, costs, and expenses, including, but not limited to, reasonable attorney's fees, (collectively, the "Losses") incurred in connection with any third party claim arising out of any misuse of the Sponsor Materials by Institution the Principal Investigator or any employee or other individual acting on behalf of the Institution and/or Principal Investigator or breach of any term of this Agreement, except insofar as such Losses result from Sponsor's gross negligence or willful misconduct. Sponsor shall notify Institution promptly of Sponsor's receipt of notice of any claim, proceeding or investigation for which indemnification may be sought. Notwithstanding the foregoing, the failure to give notice shall not impact Sponsor's right to indemnity under this Section unless Institution has been prejudiced by such failure. Sponsor shall have the right, but not the obligation, to control the defense of any claim for which Sponsor is seeking indemnification, provided Sponsor will not settle any such claim without Institution's prior written consent unless such settlement fully releases Institution without any admission of fault or wrong-doing on Institution's part.

6.6       Representations and Warranties of Sponsor. Sponsor represents and warrants that Sponsor has the legal right, authority and power to enter into this Agreement.

6.7       Payments. The Parties agree and acknowledge that the compensation contemplated under the terms of this Agreement (a) constitutes fair market value for the Research Project. The Research Parties represent and warrant that the Research Project accurately specifies the research to be provided by the Research Parties; the Research Project performed under the Agreement does not involve the counseling or promotion of a business arrangement or other activity that violates any law, rule or regulation; and the work specified under the Research Project does not exceed what is reasonably necessary to accomplish its purpose.

6.8       AAALAC. If the Research Project includes work that involves animal research, Institution each represent and warrant that, before commencement of activities under the Research Project, it will either attain AAALAC accreditation or obtain Sponsor's written approval of the applicable procedures and standards to be used in connection with the Research Project. Institution shall use its best efforts to maintain AAALAC accreditation (if applicable) for the duration of the Research Project and shall notify Sponsor promptly if Institution loses such accreditation during the Research Project, and provide with any such notice an explanation in reasonable detail describing the circumstances surrounding the loss of such accreditation. The Research Parties agree to comply with AAALAC standards or such other standards approved by Sponsor in writing, as the case may be, in respect of all activities conducted under the Research Project.

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6.9       Export Control Laws. Institution agrees not to export or re-export any Materials or Confidential Information unless Institution has obtained in advance all required licenses, agreements or other authorizations from the U.S. and Russian Governments. No information or Materials provided to Institution under this Agreement shall be exported, re-exported, transferred, or disclosed contrary to the applicable laws and regulations of the United States and Russia, or to any country, entity or party which is ineligible to receive such information or materials under United States and Russian laws and regulations, including the U.S. Department of Commerce and the U.S. Department of Treasury and their Russian counterparts. Exports include, without limitation, the sending or taking of products, materials, items or technical data out of the United States or Russia in any manner, disclosing or transferring technical data to a foreign person (i.e., any person who is not a lawful permanent resident of the U.S. or is not a protected individual as defined by 8 U.S.0 sections 1101 and 1324) whether in the United States or abroad, or performing services for a foreign client, whether in the United States or abroad.

6.10    Limitations. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 6, NO PARTY TO THIS AGREEMENT MAKES ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, RELATING TO THE RESEARCH PROJECT OR OTHERWISE UNDER THIS AGREEMENT, AND EACH PARTY TO THIS AGREEMENT SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. SOME JURISDICTIONS DO NOT ALLOW LIMITATIONS ON IMPLIED WARRANTIES, SO THE ABOVE LIMITATIONS MAY NOT APPLY TO A PARTY IN SUCH JURISDICTIONS.

ARTICLE 7: MATERIAL TRANSFER

7.1       Transfer. From time to time, Sponsor will use reasonable efforts to deliver to Principal Investigator such quantity of Sponsor Material (or portion thereof) as needed to conduct the Research Project. All Sponsor Material, and all title, interests, and rights therein, shall remain the sole property of Sponsor.

7.2       Use of Material. The Research Parties shall, and shall ensure that Project Participants, use the Sponsor Material solely in the conduct of the Research Project and for no other purpose. The Research Parties shall not, and shall ensure that Project Participants do not, use any Material for their own or others' benefit or for any purpose not exc 1 usively related to the Research Project, including without limitation for any direct or indirect commercial purpose or for research, testing, diagnosis or treatment involving human subjects, and shall not disclose, distribute, sell or otherwise transfer the Sponsor Material to any other commercial or non-commercial third party without Sponsor's prior written consent. The Research Parties agree not to make any modifications of any Sponsor Material, and agree that any invention or discovery made in violation of the foregoing shall vest automatically and exclusively in the Sponsor. The Research Parties agree not to sequence, analyze or otherwise determine the chemical structure or physical properties of any Sponsor Material, unless specifically agreed to by the Sponsor and contemplated by the Research Project.

7.3       Storage & Handling. All Sponsor Material shall be stored in a restricted area and handled, used and disposed of in accordance with all applicable federal, state and local laws, rules and regulations. Upon conclusion of the Research Project or upon request by Sponsor, the Principal Investigator and Institution shall discontinue use of all Sponsor Material and will arrange, at Sponsor's option, for the return to Sponsor or for the lawful disposal of all unused Sponsor Material (and shall provide written certification of same).

ARTICLE 8: GENERAL PROVISIONS

8.1       Independent Contractors. The relationship of Sponsor, on the one hand, and Principal Investigator and Institution, on the other hand, established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either Party hereto the power to direct or control the day-to-day activities of the other Party hereto, or constitute the Parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking. The Parties agree that neither the Principal Investigator, nor any Project Participants is an employee of Sponsor.

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8.2       Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their respective successors, assigns, legal representatives and heirs. Sponsor may assign or transfer Sponsor's rights and obligations under this Agreement to an Affiliate or a successor to all or substantially all of Sponsor's assets or business relating to this Agreement, whether by sale, merger, operation of law or otherwise, upon written notice to Institution. This Agreement shall not otherwise be assignable by Institution without the prior written consent of Sponsor and any such assignment which does not receive such prior consent shall be void.

8.3       Entire Agreement. This Agreement constitutes the entire and only agreement between the Parties relating to the subject matter hereof, and all prior negotiations, representations, agreements and understandings relating to the subject matter hereof are superseded hereby, provided that Research Parties agree and acknowledge that Sponsor may enter into consulting type arrangements with certain individuals at the Institution relating to the Research Project.

8.4       Notices. All notices required or permitted under this Agreement will be in writing and will be given by addressing the same to the address or fax number for the Sponsor or Institution set forth on the signature page of this Agreement or at such other address or fax number as the Sponsor or Institution may specify in writing under this procedure. Notices will be deemed to have been given (a) three (3) business days after deposit in the U.S. mail with proper postage for first class registered or certified mail prepaid, return receipt requested; (b) one (1) business day after fax transmission, with receipt of transmission confirmed in writing and confirmation copy sent by mail; or (c) one (1) business day after sending by a nationally recognized courier service for next day delivery.

8.5       Modification. This Agreement may not be modified except by a written agreement signed by each of the Parties hereto.

8.6       Waiver. No waiver of any rights shall be effective unless agreed to in writing by the Party waiving such right, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

8.7       Subcontracting. Institution shall not subcontract or otherwise engage or consult with any other person or entity, other than Principal Investigator, to perform any of the Research Project without the advance written consent of Sponsor,which written consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Institution may subcontract with the Shemyakin-Ovchinnikov Institute of Bioorganic Chemistry, Russian Academy of Sciences for all or part of the work to be performed hereunder.

8.7.1    Permitted Subcontractor. Sponsor's written approval of any subcontractor ("Permitted Subcontractor") shall not relieve the Principal Investigator or the Institution of its obligations under the Agreement, and the Principal Investigator and Institution shall remain fully responsible for ensuring the performance of each such Permitted Subcontractor and its employees and for their compliance with the relevant provisions of the Agreement including but not limited to intellectual property, confidentiality, and publication provisions;

(a)          The Principal Investigator and Institution each represents and warrants that the Permitted Subcontractor shall perform its obligations hereunder in accordance with the Law, the terms of this Agreement and any Research Project issued hereunder; and

(b)         Require each Permitted Subcontractor to be bound in writing by clauses substantially similar to the confidentiality provisions herein and require each Permitted Subcontractor to assign intellectual property assignment or license provisions of this Agreement to Sponsor, unless Sponsor agrees otherwise in writing.

(c)         Each of the Principal Investigator and Institution is responsible for all Institution Permitted Subcontractor(s) and for the payment of their compensation, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers' compensation insurance payments and disability benefits.

8.8       Headings. The headings of the Articles and sections of this Agreement are intended for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

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8.9       Severability. if, under applicable law or regulation, ally provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement ("Severed Clause"), it is mutually agreed that this Agreement shall endure except for the Severed Clause. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

8.10     Construction. The Parties agree that they have participated equally in the drafting of this Agreement and that the language herein contained should not be presumptively construed against any of them.

8. 11   Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument. Signature pages to this Agreement may be exchanged electronically as a portable document format (.pdf) file and such signature pages shall be deemed originals.

8.12     Choice of Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the United States. Further, the Parties irrevocably agree that any legal action or proceedings brought by or against them with respect to this Agreement shall be brought in the courts of the United States, and ill particular, the Federal and State Courts of the State of Massachussets and, by execution and delivery hereof, the Parties irrevocably submit to such jurisdiction and hereby irrevocably waive any and all objections which they may have with respect to venue in any of the above courts.

[Signatures on following page]

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IN WITNESS WHEREOF, each Party has executed this Agreement by a duly authorized individual effective as of the Effective Date.

Xenetic Biosciences, Inc.	PJSC <<Pharmasynthez>>

By: /s/ Jeffrey F. Eisenberg	By: /s/ Peter Kruglyakov

Name: Jeffrey F. Eisenberg	Name: Peter Kruglyakov

Title: CEO	Title: CEO

7/8/19

PRINCIPAL INVESTIGATOR’S CERTIFICATION

I acknowledge that I have read the foregoing Agreement. I will comply with the terms and conditions of the Agreement both as an individual and as an employee or agent of Institution and I hereby certify that the representations and warranties by me as the Principal Investigator in the Agreement are true and correct on the date hereof.

Principal Investigator

/s/ Surkov Kirill

Signature

Name: Surkov Kirill

Title ______________________________________

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